DSW Inc. Reports First Quarter 2016 Financial Results

•	First quarter sales increase 3.9% to $681 million; comparable sales decrease 1.6%

•	Reported EPS of $0.36 per share, including purchase accounting, transaction costs and change in fair value of contingent consideration associated with the acquisition of Ebuys, Inc. ("Ebuys")

•	Adjusted EPS of $0.40 per share

•	Full year Adjusted EPS guidance of $1.32 to $1.42 per share

•	Board of Directors approves a quarterly dividend of $0.20 per share

COLUMBUS, Ohio, May 24, 2016 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended April 30, 2016, which compares to the thirteen week period ended May 2, 2015.

Roger Rawlins, Chief Executive Officer stated, "We have reduced our sales and earnings guidance to reflect the current trend of our business in a challenging retail environment. This is the prudent action to take so that inventory, expenses and capital investments are aligned to maximize profitability and positioned to expand earnings as our trend improves.”

Mr. Rawlins also stated, “Over the past three years, we have invested heavily in technology, stores, marketing and support services. These investments have driven sales, but we haven’t grown our bottom line. We have begun an assessment of our cost structure to improve earnings and reinforce our competitive position in a rapidly changing environment.”

First Quarter Operating Results

•
Reported net income was $30.0 million, or $0.36 per diluted share, including pre-tax charges of $4.5 million or $0.04 per share from purchase accounting, transaction costs and fair market value accounting charges resulting from the acquisition of Ebuys.

•	Adjusted net income was $32.8 million, or $0.40 per diluted share, excluding acquisition related costs.

•	Sales increased 3.9% to $681 million, including $15.1 million from Ebuys.

•	Comparable sales decreased by 1.6% compared to last year's increase of 5.1%.

•	Adjusted gross profit decreased by 250 bps due to higher markdowns and the addition of Ebuys.

•	Adjusted operating expense rate deleveraged by 90 bps due to increased marketing spend, technology investments and higher corporate expenses.

•	Non-operating income last year included a foreign exchange benefit of $3.3 million or $0.02 per share related to the Company's Canadian dollar holdings.

•	Tax rate increased by 80 bps due primarily to a favorable discrete item last year.

First Quarter Balance Sheet Highlights

•
Cash, short-term and long-term investments totaled $238 million compared to $456 million in the first quarter last year. The lower cash balance reflects the Company's share repurchase activity totaling $180 million in 2015 and funding of its acquisition of Ebuys totaling $60.4 million in March 2016.

•
Inventories were $563 million compared to $512 million at the end of the first quarter last year. Excluding Ebuys inventory of $27 million, total inventories increased by 4.7%. On a cost per square foot basis, DSW inventories increased by 0.6%.

Regular Dividend
DSW Inc.'s Board of Directors declared a quarterly cash dividend payment of $0.20 per share. The dividend will be paid on June 30, 2016 to shareholders of record at the close of business on June 16, 2016.

Fiscal 2016 Annual Outlook
The Company revised its full year earnings guidance to $1.32 to $1.42 per share, reflecting expectations for softer sales for the balance of the year in a challenging retail environment. Guidance does not include the impact of purchase price accounting, transaction costs and fair market value accounting for Ebuys contingent consideration of approximately $0.11 to $0.13 per share. This assumes approximately 6% revenue growth driven by a comparable sales decline in the 1% to 2% range.

The table below compares changes to the Company's updated guidance. Adjusted EPS excludes transaction costs, purchase accounting and fair market value accounting related to Ebuys.

	Previous Guidance	Updated Guidance
Comparable sales	1% - 2% growth	1% - 2% decline
Revenue growth	8% - 10%	6% - 7%
Gross margin	flattish	decline 100 to 150 bps
Operating expense growth	low teens	7% - 8%
Tax rate	approx. 39%	approx. 39%
Shares outstanding	83 million shares	83 million shares
Adjusted Earnings per share	$1.54 to $1.64/share	$1.32 to $1.42/share

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 a.m. Eastern Time, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. using passcode 0013011 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 5:00 p.m. Eastern Time on June 1, 2016 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using passcode 10086079. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of May 24, 2016, DSW operates 480 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 385 leased locations in the United States under the Affiliated Business Group. DSW Inc. also owns Ebuys, a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. For store locations and additional information about DSW Inc., visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q1 2016 SEGMENT RESULTS

Net sales by segment

	Thirteen weeks ended
	April 30, 2016	May 2, 2015	% change

	(in thousands)

DSW segment	$623,032	$612,211	1.8%
ABG segment	43,139	43,275	(0.3)%
Other	15,096	—	—%
DSW Inc.	$681,267	$655,486	3.9%

Comparable sales change by reportable segment

	Thirteen weeks ended
	April 30, 2016	May 2, 2015
DSW segment	(1.4)%	5.1%
ABG segment	(3.4)%	5.0%
DSW Inc.	(1.6)%	5.1%

Gross profit by segment
	Thirteen weeks ended
	April 30, 2016	May 2, 2015
DSW segment	30.7%	33.3%
ABG segment	25.1%	20.8%
Other	14.1%	—%
DSW Inc.	30.0%	32.5%

Stores and square footage data
	As of
	April 30, 2016	May 2, 2015
DSW stores open, end of period	478	449
DSW stores total square footage (in thousands)	9,955	9,550

Gross profit by segment
	Thirteen weeks ended
	April 30, 2016		May 2, 2015
DSW segment gross profit		30.7%		33.3%
DSW segment merchandise margin	43.9%		45.8%
Store occupancy expense	10.9%		10.4%
Distribution and fulfillment expense	2.3%		2.1%

ABG segment gross profit		25.1%		20.8%
ABG segment merchandise margin	46.6%		46.1%
Store occupancy expense	20.4%		24.2%
Distribution and fulfillment expense	1.1%		1.1%

Other gross profit		14.1%		—%
Other merchandise margin	34.6%		—%
Marketplace fees	11.0%		—%
Distribution and fulfillment expense	9.5%		—%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2016 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; our success in meeting customer expectations; disruption of our distribution and/or fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to prior and current acquisitions; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2016	January 30, 2016	May 2, 2015
Assets
Cash and equivalents	$59,462	$32,495	$206,868
Short-term investments	97,612	226,027	128,705
Accounts receivable, net	15,297	15,464	24,181
Inventories	563,317	484,236	512,096
Prepaid expenses and other current assets	32,166	37,446	46,794
Total current assets	767,854	795,668	918,644

Property and equipment, net	373,979	374,241	346,912
Long-term investments	80,456	71,953	120,724
Goodwill	80,684	25,899	25,899
Deferred income taxes	21,217	21,815	31,446
Investment in Town Shoes	18,389	21,188	22,952
Note receivable from Town Shoes	50,618	44,170	46,686
Intangible assets	40,614	—	—
Other assets	23,179	14,175	8,697
Total assets	$1,456,990	$1,369,109	$1,521,960

Liabilities and shareholders' equity
Accounts payable	$197,519	$215,626	$195,406
Accrued expenses	125,766	107,800	136,374
Total current liabilities	323,285	323,426	331,780

Non-current and contingent liabilities	200,138	140,759	141,393
Total shareholders' equity	933,567	904,924	1,048,787
Total liabilities and shareholders' equity	$1,456,990	$1,369,109	$1,521,960

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended
	April 30, 2016	May 2, 2015
Net sales	$681,267	$655,486
Cost of sales	(476,910)	(442,428)
Gross profit	204,357	213,058
Operating expenses	(154,196)	(139,486)
Change in fair value of contingent consideration	(1,445)	—
Operating profit	48,716	73,572
Interest income, net	521	920
Non-operating income	164	3,312
Income before income taxes and loss from Town Shoes	49,401	77,804
Income tax provision	(19,078)	(29,096)
Loss from Town Shoes	(309)	(1,342)
Net income	$30,014	$47,366

Diluted shares used in per share calculations	82,705	89,624

Earnings per share	$0.36	$0.53

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended April 30, 2016
	Pre-tax	Tax effected - net income		Diluted earnings per share
Reported net income		$30,014		$0.36

Adjustments:
Transactions costs	$2,157	1,335	(1)	0.02
Change in fair value of contingent consideration	1,445	870	(2)	0.01
Inventory step-up	160	100	(3)	—
Amortization of intangible assets	732	440	(3)	0.01

Adjusted net income		$32,759		$0.40

(1) Relates to costs associated with the purchase of Ebuys.

(2) The Company agreed to pay additional amounts to Ebuys contingent upon achievement of certain negotiated goals. The Company has recognized a liability for these contingent obligations based on their estimated fair value at the date of acquisition with any differences between the acquisition-date fair value and the ultimate settlement of the obligations being recognized as an adjustment to income from operations.

(3) Reflects incremental expenses related to the purchase accounting write-up of Ebuys tangible and intangible assets to fair market value. The amounts include purchase accounting adjustments related to the step-up of the value of Ebuys' inventory and $41.3 million for other intangibles.

Non-GAAP Measures

In addition to earnings per share and net income determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance, the Company uses adjusted measurements, which adjusts for the effects of acquisition accounting adjustments and costs incurred in connection with the Ebuys acquisition. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the company’s business and operations.